Exhibit 21.1
LIST OF SUBSIDIARIES

NAME	JURISDICTION OF ORGANIZATION
Advanced MD, Inc.	Delaware
Cayan LLC	Delaware
Central Payment Co., LLC	Delaware
Centrum Elektronicznych Usług Płatniczych eService Sp. z.o.o. (1)	Poland
Comercia Global Payments Entidad de Pago, S.L.(2)	Spain
Como America - UK Ltd	United Kingdom
EVO Merchant Services, LLC	Delaware
EVO Payments International GmbH	Germany
EVO Payments Mexico, S. DE R.L. DE C.V.	Mexico
EVO Payments UK Ltd.	United Kingdom
Global Payments Bermuda, Ltd.	Bermuda
Global Payments Direct, Inc.	New York
Global Payments Europe s.r.o.	Czech Republic
GPUK LLP	United Kingdom
Heartland Payment Systems, LLC	Delaware
Heartland Payroll Solutions, Inc.	Delaware
MineralTree, Inc.	Delaware
Netspend Holdings, Inc.	Delaware
Paylease LLC d/b/a Zego	Delaware
Total System Services LLC	Delaware
TouchNet Information Systems, Inc.	Kansas
TSYS Acquiring Solutions, LLC	Delaware
TSYS Card Tech Limited	England
TSYS Merchant Solutions, LLC	Delaware
Xenial, Inc.	Delaware

(1) Centrum Elektronicznych Usług Płatniczych eService Sp. z.o.o. has a shareholder unrelated to Global Payments Inc. that owns a 34% noncontrolling interest.
(2) Comercia Global Payments Entidad de Pago, S.L. has a shareholder unrelated to Global Payments Inc. that owns a 20% noncontrolling interest.
* This list omits subsidiaries, which, considered in the aggregate as of the Company's most recently completed year, would not constitute a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X.